Exhibit 4.4

INDEMNIFICATION AGREEMENT

This Indemnification Agreement is effective as of ___________________ (this “Agreement”) and is between The Stars Group Inc., an Ontario corporation (the “Company”), and the undersigned individual (the “Indemnitee”).

Background

The Company is a wholly owned subsidiary of Flutter Entertainment plc, a public limited company organized under the laws of Ireland (“Flutter” and, together with its subsidiaries, the “Group”). The Company believes that, in order for the Group to attract and retain highly competent persons to serve as directors or in other capacities, including as officers, it is appropriate to provide such persons with adequate protection through indemnification against the risks of claims and actions against them arising out of their services to and activities on behalf of the Group.

The Company desires and has requested the Indemnitee to serve as a director and/or officer of Flutter and, in order to induce the Indemnitee to serve in such capacity, the Company is willing to grant the Indemnitee the indemnification provided for herein. The Indemnitee is willing to so serve on the basis that such indemnification be provided.

The parties by this Agreement desire to set forth their agreement regarding indemnification and the advancement of expenses.

In consideration of the Indemnitee’s service to Flutter, the covenants and agreements set forth below and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

Section 1. Indemnification.

To the fullest extent permitted by the Business Corporations Act (Ontario) (the “OBCA”), subject to Sections 2, 3(g), 7 and 8:

(a)

The Company shall indemnify the Indemnitee if the Indemnitee was or is made or is threatened to be made a party to, or is otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding (brought in the right of Flutter or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that the Indemnitee is or was or has agreed to serve as a director or officer of Flutter, or while serving as a director or officer of Flutter, is or was serving or has agreed to serve at the request of the Company as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or other capacity similar to a director or officer) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise or entity, or by reason of any action alleged to have been taken or omitted in any such capacity.

(b)

The indemnification provided by this Section 1 shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines (or other financial penalties), including as a result of a conviction or reprimand under the law because of the Indemnitee’s position as a director or officer of Flutter, amounts paid in settlement actually and reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding, including any appeals, and the full amount of any income taxes that the Indemnitee is is required to pay as a consequence of receiving any payment made by the Company pursuant to this Agreement, unless, in computing the Indemnitee’s income for income tax purposes the Indemnitee is entitled to deduct the amounts paid by the Indemnitee on account of any loss or liability for which the Indemnitee has been indemnified by the Company under this Agreement.

(c)

Should any payment made pursuant to this Agreement be deemed by any taxing authority to constitute a taxable benefit or otherwise be or become subject to any tax or levy, then the Company shall pay such greater amounts as may be necessary to ensure that the amount received by or on behalf of the Indemnitee after the payment of or withholding for such tax, is equal to the amount of the costs, charges and expenses actually incurred by or on behalf of the Indemnitee such that the Indemnitee shall be indemnified for any and all such taxes.

Section 2. Advance Payment of Expenses.

(a)

Subject to Section 2(b) and 3(g), to the fullest extent permitted by the OBCA, expenses (including attorneys’ fees) incurred by the Indemnitee in appearing at, participating in or defending any action, suit or proceeding or in connection with an enforcement action as contemplated by Section 3(e), shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Company of a statement or statements from the Indemnitee requesting such advance or advances from time to time. The Indemnitee hereby undertakes and agrees to repay any monies or other amounts advanced (without interest) to the extent that it is ultimately determined that the Indemnitee is not entitled under this Agreement to be indemnified by the Company in respect thereof. Advances shall be unsecured and interest free. Advances shall be made without regard to the Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement. No other form of undertaking shall be required of the Indemnitee other than the execution of this Agreement. This Section 2 shall be subject to Section 3(b) and shall not apply to any claim made by the Indemnitee for which indemnity is excluded pursuant to Section 7, Section 8 and Section 9.

(b)

Nothing in Section 2(a) shall require the Company to make any payment to the Indemnitee to the extent such payment would cause Flutter or any other member of the Group to be in breach of section 239 of the Companies Act 2014 of Ireland.

Section 3. Procedure for Indemnification; Notification and Defense of Claim.

(a)

Promptly after receipt by the Indemnitee of notice of the commencement of any action, suit or proceeding, the Indemnitee shall, if a claim in respect thereof is to be made against the Company hereunder, notify the Company and Flutter in writing of the commencement thereof. The failure to promptly notify the Company and Flutter of the commencement of the action, suit or proceeding, or of the Indemnitee’s request for indemnification, will not relieve the Company from any liability that it may have to the Indemnitee hereunder, except to the extent the Company is actually and materially prejudiced in its defense of such action, suit or proceeding as a result of such failure. To obtain indemnification under this Agreement, the Indemnitee shall submit to the Company and Flutter a written request therefor including such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to enable the Company to determine whether and to what extent the Indemnitee is entitled to indemnification.

(b)

With respect to any action, suit or proceeding of which the Company and Flutter are so notified as provided in this Agreement, the Company shall, subject to the last two sentences of this paragraph, be entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to the Indemnitee, upon the delivery to the Indemnitee of written notice of its election to do so. After delivery of such notice, approval of such counsel by the Indemnitee and the retention of such counsel by the Company, the Company will not be liable to the Indemnitee under this Agreement for any subsequently-incurred fees of separate counsel engaged by the Indemnitee with respect to the same action, suit or proceeding unless the employment of separate counsel by the Indemnitee has been previously authorized in writing by the Company. Notwithstanding the foregoing, if the Indemnitee, based on the advice of his or her counsel, shall have reasonably concluded (with written notice being given to the Company and Flutter setting forth the basis for such conclusion) that, in the conduct of any such defense, there is or is reasonably likely to be a conflict of interest or position between the Company and the Indemnitee with respect to a significant issue, then the Company will not be entitled, without the written consent of the Indemnitee, to assume such defense. In addition, the Company will not be entitled, without the written consent of the Indemnitee, to assume the defense of any claim brought by or in the right of Flutter or the Company.

(c)

To the fullest extent permitted by the OBCA, the Company’s assumption of the defense of an action, suit or proceeding in accordance with paragraph (b) above will constitute an irrevocable acknowledgement by the Company that any loss and liability suffered by the Indemnitee and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement by or for the account of the Indemnitee incurred in connection therewith are indemnifiable by the Company under Section 1 of this Agreement.

(d)

The determination whether to grant the Indemnitee’s indemnification request shall be made promptly and in any event within 30 days following the Company’s and Flutter’s receipt of a request for indemnification in accordance with Section 3(a). If the Company determines that the Indemnitee is entitled to such indemnification or, as contemplated by paragraph (c) above, the Company has acknowledged such entitlement, the Company will make payment to the Indemnitee of the indemnifiable amount within such 30 day period. If the Company is not deemed to have so acknowledged such entitlement or the Company’s determination of whether to grant the Indemnitee’s indemnification request shall not have been made within such 30 day period, the requisite determination of entitlement to indemnification shall, subject to Section 7 and Section 8, nonetheless be deemed to have been made and the Indemnitee shall be entitled to such indemnification, absent (i) a misstatement by the Indemnitee of a material fact, or an omission of a material fact necessary to make the Indemnitee’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under the OBCA.

(e)

In the event that (i) the Company determines in accordance with this Section 3 that the Indemnitee is not entitled to indemnification under this Agreement, (ii) the Company denies a request for indemnification, in whole or in part, or fails to respond or make a determination of entitlement to indemnification within 30 days following receipt of a request for indemnification as described above, (iii) payment of indemnification is not made within such 30 day period, (iv) advancement of expenses is not timely made in accordance with Section 2, or (v) the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Indemnitee the benefits provided or intended to be provided to the Indemnitee hereunder, the Indemnitee shall be entitled to an adjudication in any court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing the Indemnitee’s right to indemnification or advancement of expenses, in whole or in part, in any such proceeding or otherwise shall also be indemnified by the Company to the fullest extent permitted by the OBCA.

(f)

The Indemnitee shall be presumed to be entitled to indemnification and advancement of expenses under this Agreement upon submission of a request therefor in accordance with Section 2 or Section 3 of this Agreement, as the case may be. The Company shall have the burden of proof in overcoming such presumption, and such presumption shall be used as a basis for a determination of entitlement to indemnification and advancement of expenses unless the Company overcomes such presumption by clear and convincing evidence.

(g)

In respect of an action by or on behalf of Flutter to procure a judgment in its favour to which the Indemnitee is made a party because of the Indemnitee’s position as director or officer of Flutter, the Company will, upon the Indemnitee’s request, make an application for the approval of a court to make advances pursuant to Section 2(a) and to indemnify the Indemnitee under this Agreement, in accordance with section 136(4.1) of the OBCA. The Company will have no obligation or liability to advance monies under Section 2(a), or to indemnify the Indemnitee under this Agreement, in respect of any action to which section 136(4.1) of the OCBA applies unless and until court approval for such advance or indemnity is obtained.

Section 4. Change in Control.

(a)

The Company agrees that if there is a Change in Control, then with respect to all matters thereafter arising concerning the rights of the Indemnitee to indemnification and advancement of expenses under this Agreement, any other agreement, the Company’s certificate of incorporation or bylaws or Flutter’s Articles of Association now or hereafter in effect, the Company shall seek legal advice only from independent counsel selected by the Indemnitee and approved by the Company (which approval shall not be unreasonably withheld). The Company agrees to pay the reasonable fees of the independent counsel referred to above and to indemnify fully such counsel against any and all expenses (including attorney’s fees), claims, liabilities and damages arising out of or relating to this Agreement or its engagement pursuant hereto.

(b)	For purposes of this Section 4, the following definitions shall apply:

(i)	A “Change in Control” shall be deemed to have occurred if Flutter:

(A)

consolidates with, acquires or is acquired by or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation, acquisition or merger (or, if Flutter is the surviving entity but, immediately after the consolidation, the beneficial shareholders of Flutter immediately prior to the consolidation hold, directly or indirectly, 50% or less of the issued share capital of Flutter carrying voting rights); or

(B)	transfers or conveys more than 50% of its properties, assets and/or business to any other person.

(ii)

The term “independent counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law in the jurisdiction of the governing law to which the advice relates and neither presently is, nor in the past five years has been, retained to represent: (A) the Company, Flutter or the Indemnitee in any matter material to either such party, or (B) any other party to the action, suit or proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “independent counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Company or the Indemnitee in an action to determine the Indemnitee’s rights under this Agreement.

Section 5. Subrogation.

(a)

Subject to Section 11(b), in the event of any payment by the Company under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee with respect to any insurance policy. The Indemnitee shall execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable the Company to bring suit to enforce such rights in accordance with the terms of such insurance policy. The Company shall pay or reimburse all expenses actually and reasonably incurred by the Indemnitee in connection with such subrogation.

(b)

Subject to Section 11(b), the Company shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder (including, but not limited to, judgments, fines and amounts paid in settlement, and excise taxes or penalties relating to the Employee Retirement Income Security Act of 1974, as amended) if and to the extent that the Indemnitee has otherwise actually received such payment under this Agreement or any insurance policy, contract, agreement or otherwise (including, for the avoidance of doubt, any other agreement with Flutter or any other member of the Group).

Section 6. Certain Definitions. For purposes of this Agreement, the following definitions shall apply:

(a)

The term “action, suit or proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed claim, action, suit, arbitration, alternative dispute mechanism or proceeding, whether civil, criminal, administrative or investigative.

(b)

The term “by reason of the fact that the Indemnitee is or was or has agreed to serve as a director or officer of Flutter, or while serving as a director or officer of Flutter, is or was serving or has agreed to serve at the request of the Company or Flutter as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or other capacity similar to a director or officer) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise or entity” shall be broadly construed and shall include, without limitation, any actual or alleged act or omission to act.

(c)

The term “expenses” shall be broadly construed and shall include, without limitation, all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements, court costs, experts’ costs, appeal bonds, other out-of-pocket costs and reasonable compensation for time spent by the Indemnitee for which the Indemnitee is not otherwise compensated by the Company, Flutter or any third party), actually and reasonably incurred by the Indemnitee in connection with either the investigation, defense or appeal of an action, suit or proceeding, being a witness in, participating in, or preparing for any of the foregoing or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder.

(d)

The term “Flutter Market Capitalization” means the aggregate market value of all ordinary shares in Flutter, excluding treasury shares, as at the close of business on the last business day preceding the date of this Agreement.

(e)

The term “judgments, fines and amounts paid in settlement” shall be broadly construed and shall include, without limitation, all direct and indirect payments of any type or nature whatsoever, as well as any penalties or excise taxes assessed on a person with respect to an employee benefit plan).

(f)	The term “UK DTRs” means the Disclosure, Guidance and Transparency Rules of the United Kingdom Financial Conduct Authority.

(g)	The term “UK Listing Rules” means the Listing Rules of the United Kingdom Financial Conduct Authority.

(h)

The term “UK Listing Rules Sunset Date” means the date on which Rule 11 of the UK Listing Rules (or any replacement or equivalent Listing Rule regulating “related party transactions”) ceases to apply to Flutter.

Section 7. Limitation on Indemnification.

Notwithstanding any other provision herein to the contrary, the Company shall not be obligated pursuant to this Agreement:

(a)

Claims Initiated by the Indemnitee. Prior to a Change in Control, to indemnify or advance expenses to the Indemnitee with respect to an action, suit or proceeding (or part thereof), however denominated, initiated by the Indemnitee, other than (i) an action, suit or proceeding brought to establish or enforce a right to indemnification or advancement of expenses under this Agreement (which shall be governed by the provisions of Section 7(b) of this Agreement) and (ii) an action, suit or proceeding (or part thereof) that was authorized or consented to by the board of directors of Flutter, it being understood and agreed that such authorization or consent shall not be unreasonably withheld in connection with any compulsory counterclaim brought by the Indemnitee in response to an action, suit or proceeding otherwise indemnifiable under this Agreement.

(b)

Action for Indemnification. To indemnify the Indemnitee for any expenses incurred by the Indemnitee with respect to any action, suit or proceeding instituted by the Indemnitee to enforce or interpret this Agreement, unless the Indemnitee is successful in such action, suit or proceeding in establishing the Indemnitee’s right, in whole or in part, to indemnification or advancement of expenses hereunder (in which case such indemnification or advancement shall be to the fullest extent permitted by the OBCA), or unless and to the extent that the court in such action, suit or proceeding shall determine that, despite the Indemnitee’s failure to establish his or her right to indemnification, the Indemnitee is entitled to indemnification for such expenses; provided, however, that nothing in this Section 7(b) is intended to limit the Company’s obligations with respect to the advancement of expenses to the Indemnitee in connection with any such action, suit or proceeding instituted by the Indemnitee to enforce or interpret this Agreement, as provided in Section 2 hereof.

(c)

Actions Based on Federal Statutes Regarding Profit Recovery and Return of Bonus Payments. To indemnify the Indemnitee on account of (i) any suit in which judgment is rendered against the Indemnitee for disgorgement of profits made from the purchase or sale by the Indemnitee of securities of Flutter pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or (ii) any reimbursement of Flutter by the Indemnitee of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnitee from the sale of securities of Flutter, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Flutter pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), pursuant to Flutter’s Executive Incentive Compensation Clawback Policy, as in effect, or any successor recoupment policy thereto as required by Rule 10D-1 under the Exchange Act or any listing standards of Flutter’s principal stock exchange, or the payment to Flutter of profits arising from the purchase and sale by the Indemnitee of securities in violation of Section 306 of the Sarbanes-Oxley Act).

(d)

Best Interests/Reasonable Grounds. To indemnify the Indemnitee under this Agreement unless the Indemnitee (i) acted honestly and in good faith with a view to the best interests of Flutter, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that the Indemnitee’s conduct was lawful.

(e)

Fraud or Willful Misconduct. To indemnify the Indemnitee on account of conduct by the Indemnitee where such conduct has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal or the time within which an appeal must be filed has expired without such filing to have been knowingly fraudulent or constitute willful misconduct.

(f)

Prohibited by Law. To indemnify the Indemnitee in any circumstance where such indemnification has been determined by a final (not interlocutory) judgment or other adjudication of a court or arbitration or administrative body of competent jurisdiction as to which there is no further right or option of appeal, or the time within which an appeal must be filed has expired without such filing having been made, to be prohibited by law.

Section 8. Interaction with UK Listing Rules and UK DTRs.

Notwithstanding any other provision herein to the contrary:

(a)

Prior to the UK Listing Rules Sunset Date, to the extent that any claim(s) made by the Indemnitee pursuant to this Agreement would constitute a “related party transaction” pursuant to Rule 11 of the UK Listing Rules (or any replacement or equivalent UK Listing Rule regulating such transactions) and would not otherwise be exempt from the requirements applicable to “related party transactions” thereunder, the maximum liability of the Company to the Indemnitee pursuant to this Agreement shall not exceed an amount equal to 0.25% of the Flutter Market Capitalization, and the Indemnitee hereby agrees not to seek, and waives any right to, indemnification above this amount to which the Indemnitee may otherwise be entitled to, or seek, pursuant to the OBCA or any Bylaw of the Company.

(b)

To the extent that any claim(s) made by the Indemnitee pursuant to this Agreement would constitute a “related party transaction” pursuant to Rule 7.3 of the UK DTRs (or any replacement or equivalent UK DTR regulating such transactions) and would not otherwise be exempt from the requirements applicable to “related party transactions” thereunder, the maximum liability of the Company to the Indemnitee pursuant to this Agreement shall not exceed an amount equal to 5% of the Flutter Market Capitalization, and the Indemnitee hereby agrees not to seek, and waives any right to, indemnification above this amount to which the Indemnitee may otherwise be entitled to, or seek, pursuant to the OBCA or any Bylaw of the Company.

Section 9. Certain Settlement Provisions. The Company shall have no obligation to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any action, suit or proceeding without the Company’s prior written consent. The Company shall not settle any action, suit or proceeding in any manner that would impose any fine or other obligation on the Indemnitee without the Indemnitee’s prior written consent. Neither the Company nor the Indemnitee will unreasonably withhold his, her, its or their consent to any proposed settlement.

Section 10. Savings Clause. If any provision or provisions (or portion thereof) of this Agreement shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify the Indemnitee if the Indemnitee was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding (brought in the right of Flutter or otherwise), whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that the Indemnitee is or was or has agreed to serve as a director or officer of Flutter, or while serving as a director or officer of Flutter, is or was serving or has agreed to serve at the request of the Company or Flutter as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, partner or manager or similar capacity) of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of the Indemnitee in connection with such action, suit or proceeding, including any appeals, to the fullest extent permitted by any applicable portion of this Agreement that shall not have been invalidated.

Section 11. Contribution/Jointly Indemnifiable Claims.

(a)

In order to provide for just and equitable contribution in circumstances in which the indemnification provided for herein is held by a court of competent jurisdiction to be unavailable to the Indemnitee in whole or in part, it is agreed that, in such event, the Company shall, to the fullest extent permitted by the OBCA, contribute to the payment of all of the Indemnitee’s loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred by or on behalf of the Indemnitee in connection with any action, suit or proceeding, including any appeals, in an amount that is just and equitable in the circumstances; provided, that, without limiting the generality of the foregoing, such contribution shall not be required where such holding by the court is due to any limitation on indemnification set forth in Sections 5(b), 7 (other than clause (f)), 8 or 9 hereof.

(b)

Given that certain jointly indemnifiable claims may arise due to the service of the Indemnitee as a director and/or officer of Flutter at the request of the Indemnitee-related entities, the Company acknowledges and agrees that the Company shall be fully and primarily responsible for the payment to the Indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnitee may have from the Indemnitee-related entities. Under no circumstance shall the Company be entitled to any right of subrogation against or contribution by the Indemnitee-related entities and no right of advancement, indemnification or recovery the Indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnitee or the obligations of the Company hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee against the Company, and the Indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. The Company and the Indemnitee agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section 11(b), entitled to enforce this Section 11(b) as though each such Indemnitee-related entity were a party to this Agreement. For purposes of this Section 11(b), the following terms shall have the following meanings:

(i)

The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than Flutter or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise the Indemnitee has agreed, on behalf of the Company or Flutter or at the Company’s or Flutter’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom the Indemnitee may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

(ii)

The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the Indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Company pursuant to the OBCA, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-related entities, as applicable.

Section 12. Form and Delivery of Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered by hand, upon receipt by the party to whom said notice or other communication shall have been directed, (b) mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed, (c) mailed by reputable overnight courier, one day after deposit with such courier and with written verification of receipt or (d) sent by email or facsimile transmission, with receipt of oral or written confirmation that such transmission has been received. Notice to the Company shall be directed to Edward Traynor, Group General Counsel and Company Secretary, by email at cosec@flutter.com. Notice to Flutter shall be directed to Edward Traynor, Group General Counsel and Company Secretary, or by email at cosec@flutter.com. Notice to the Indemnitee shall be directed to the Indemnitee’s contact information on file with Flutter’s Secretary or Flutter’s legal department.

Section 13. Duration of Agreement. This Agreement shall terminate as regards the Indemnitee on the first date on which the Indemnitee ceases to serve as a director, secretary, officer and/or executive of Flutter or any Group Company provided that such termination shall be without prejudice to the ability of the Indemnitee to bring a claim where the circumstances giving rise to such claim occurred on or prior to the date of such termination.

Section 14. Nonexclusivity. The provisions for indemnification and advancement of expenses set forth in this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any provision of law, in any court in which a proceeding is brought, other agreements or otherwise, and the Indemnitee’s rights hereunder shall inure to the benefit of the heirs, executors and administrators of the Indemnitee. No amendment or alteration of the Company’s Certificate of Incorporation or Bylaws, Flutter’s Articles of Association, or any other agreement shall adversely affect the rights provided to the Indemnitee under this Agreement. Nothing in this Agreement shall in any way adversely affect or diminish the obligation of the Company to indemnify the Indemnitee pursuant to section 136(4.2) of the OBCA.

Section 15. No Construction as Employment Agreement. Nothing contained herein shall be construed as giving the Indemnitee any right to be retained as a director of Flutter or in the employ of Flutter. For the avoidance of doubt, the indemnification and advancement of expenses provided under this Agreement shall continue as to the Indemnitee even though he or she may have ceased to be a director or officer of Flutter, provided that the payment of such expenses relate to a claim initiated by the Indemnitee under this Agreement prior to his or her ceasing to be a director or officer of Flutter.

Section 16. Interpretation of Agreement. It is understood that the parties hereto intend this Agreement to be interpreted and enforced so as to provide indemnification to the Indemnitee to the fullest extent now or hereafter permitted by the OBCA.

Section 17. Entire Agreement. This Agreement and the documents expressly referred to herein constitute the entire agreement between the parties hereto with respect to the matters covered hereby, and any other prior or contemporaneous oral or written understandings or agreements with respect to the matters covered hereby are expressly superseded by this Agreement; provided, however, that this Agreement is a supplement to and in furtherance of any obligations of Flutter under Flutter’s Articles of Association, applicable law, agreements or deeds with Flutter or any other entity in which the Indemnitee is or was serving or has agreed to serve at the request of the Company or Flutter as a director, officer, employee or agent (which, for purposes hereof, shall include a trustee, fiduciary, partner or manager or similar capacity) while serving as a director or officer of Flutter and any applicable insurance maintained for the benefit of the Indemnitee, and shall not be deemed a substitute therefor, nor to diminish or abrogate any rights of the Indemnitee thereunder. In the event of a conflict between this Agreement and any then-existing agreement or deed between Flutter and the Indemnitee, the agreement or deed (or provision thereof), as applicable, granting the Indemnitee the greatest legally enforceable rights shall prevail.

Section 18. Modification and Waiver.

(a)

Subject to clause (b) below, no supplement, modification, waiver or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. For the avoidance of doubt, this Agreement may not be terminated by the Company without the Indemnitee’s prior written consent.

(b)

If any provision of this Agreement cannot be implemented as originally contemplated because, or requires modification in order to comply with, changes of law or regulation in any jurisdiction, the Company shall be entitled to unilaterally modify such provision without the consent of the Indemnitee to enable the intent of the parties to be reflected and implemented.

Section 19. Successor and Assigns. All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives.

(a)

The Company shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of such the Company, by written agreement in form and substance reasonably satisfactory to the Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)

The benefit of this Agreement shall be personal to the Indemnitee and may not be assigned by the Indemnitee save with the prior written consent of the Company. The indemnification provided by the Company under this Agreement shall continue as to the Indemnitee for any action taken or not taken while serving as a director or officer of the Company or Flutter and which pertains to an indemnifiable claim under this Agreement in respect of the Company or Flutter, even though the Indemnitee may have ceased to be a director or officer of the Company or Flutter at the time of any action, suit, or proceeding or is deceased (in which case this Agreement shall endure to the benefit of his/her estate).

Section 20. Service of Process and Venue. The Company and the Indemnitee hereby irrevocably and unconditionally (i) agree that any action or proceeding arising out of or in connection with this Agreement shall be brought only in courts of the Province of Ontario situated in the City of Toronto (the “Ontario Court”), and not in any other court in any other jurisdiction, (ii) attorn and submit to the exclusive jurisdiction of the Ontario Court for purposes of any action or proceeding arising out of or in connection with this Agreement, (iii) appoint, to the extent such party is not otherwise subject to service of process in the Province of Ontario, irrevocably Stikeman Elliott LLP, at its office in Toronto, Ontario, Canada, 5300 Commerce Court West, 199 Bay Street, Toronto, Ontario, Canada M5L 1B9 Attn: J.R. Laffin as its agent in the Province of Ontario as such party’s agent for acceptance of legal process in connection with any such action or proceeding against such party with the same legal force and validity as if served upon such party personally within the Province of Ontario, (iv) waive any objection to the laying of venue of any such action or proceeding in the Ontario Court, and (v) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the Ontario Court has been brought in an improper or inconvenient forum.

Section 21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. If a court of competent jurisdiction shall make a final determination that the provisions of the law of any jurisdiction other than Ontario govern indemnification by the Company of the Indemnitee, then the indemnification provided under this Agreement shall in all instances be enforceable to the fullest extent permitted under such law, notwithstanding any provision of this Agreement to the contrary.

Section 22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument, notwithstanding that both parties are not signatories to the original or same counterpart. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Agreement, to the extent signed and delivered by means of a email transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 23. Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

This Agreement has been duly executed and delivered to be effective as of the date first above written.

Company: THE STARS GROUP INC.	Indemnitee:

By:_____________________________	_______________________________________________
Name: Title:	Name: Title:

[Signature Page to Indemnification Agreement]